Exhibit 99.2

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Matt Gallagher (Media): 212-458-3247; matthew.gallagher2@aig.com

AIG BOARD OF DIRECTORS AUTHORIZES REPURCHASE OF ADDITIONAL SHARES OF AIG COMMON STOCK, DECLARES COMMON STOCK DIVIDEND

NEW YORK, November 3, 2014 – American International Group, Inc. (NYSE: AIG) today announced the following actions taken by its Board of Directors:

•	Declared a dividend of $0.125 per share on AIG common stock, par value $2.50 per share. The dividend is payable on December 18, 2014, to stockholders of record at the close of business on December 4, 2014.

•	Authorized the repurchase of additional shares of AIG Common Stock with an aggregate purchase price of up to $1.5 billion. As of November 3, 2014, AIG has repurchased approximately $3.4 billion of shares of AIG Common Stock year to date, pursuant to prior authorizations from the Board of Directors. AIG’s aggregate remaining share repurchase authorization, inclusive of today’s announced $1.5 billion authorization, is approximately $1.5 billion. Repurchases may be made from time to time in the open market, private purchases, through forward, derivative, accelerated repurchase or automatic repurchase transactions, or otherwise.

“We are very pleased to increase our share repurchase authorization by $1.5 billion,” said Robert S. Miller, Chairman of the Board of Directors of AIG. “AIG’s continued solid performance underscores the strong fundamentals of our businesses, and builds on the momentum we have generated.”

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGInsurance | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.